Richard S. Hill
April 15, 2013

April 15, 2013

Richard S. Hill
[ADDRESS]

Dear Rick,

I am pleased to offer you a position with Tessera Technologies, Inc. (“Tessera” or the “Company”), as Interim CEO and Executive Chairman effective today. If you decide to join us, you will receive an annual salary of $1 that will be paid immediately. Further, as an employee, you are also eligible to receive certain employee benefits including Group medical and dental benefits, 401(k) plan as well as other Company sponsored benefits. You should note that the Company reserves the right to modify benefits from time to time as it deems necessary.

In addition, the Company’s Board of Directors and Compensation Committee granted you the following equity awards, each with a grant date of April 15, 2013:

•	an option to purchase 50,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant (“Option Grant”); and

•	20,000 shares of Tessera Restricted Stock Units at no cost, vesting in full on the first anniversary of the date of grant.

Such grants are subject to the terms and conditions of Tessera’s Fifth Amended and Restated 2003 Equity Incentive Plan and the associated award agreement, including vesting requirements. The Option Grant will vest on the earlier to occur of the 6 month anniversary of the grant date or the appointment of a new CEO.

The Company will also enter into a Severance Agreement with you on the terms set forth on Exhibit A (“Severance Agreement”). If there is a conflict between the terms of the Severance Agreement and this letter, the Severance Agreement will control.

The Company is excited about your joining and looks forward to a mutually beneficial relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by company rules and standards. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook. As a condition of your employment, you will also be required to sign and comply with an Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information. The Agreement also provides that in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, you will start your employment today. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Tessera General Counsel and you. Please sign and return this letter by noon Pacific Time on Monday, April 15, 2013. This offer of employment will terminate if it is not accepted, signed and returned by that date.

Rick, we look forward to your favorable reply and to working with you at Tessera.

Sincerely,

/s/ Bernard J. Cassidy

AUTHORIZED OFFICER

Agreed to and accepted:

Signature:

/s/ Richard S. Hill
Richard S. Hill